Exhibit 4(n)
     INSTRUMENT OF RESIGNATION OF TRUSTEE, APPOINTMENT AND ACCEPTANCE OF SUCCESSOR TRUSTEE (this “Instrument”), dated as of June 2, 2009, by and among HARRIS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a banking corporation duly organized and existing under the laws of the State of New York (“Resigning Trustee”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America (“Successor Trustee”).
RECITALS:
     WHEREAS, the Company and Resigning Trustee entered into a Subordinated Indenture dated as of September 3, 2003 (the “Indenture”; certain capitalized terms used and not otherwise defined herein having the respective meanings attributed thereto in the Indenture), providing for the issuance of debt securities from time to time;
     WHEREAS, Section 8.10 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company and by mailing notice of such resignation to the Holders of the then Outstanding Securities at their addresses as they appear on the Security Register;
     WHEREAS, Resigning Trustee desires to resign as Trustee, Paying Agent and Security Registrar in accordance with the provisions of the Indenture;
     WHEREAS, Section 8.10 of the Indenture provides that, if the Trustee shall resign, the Company, by a Board Resolution, shall promptly appoint a successor Trustee;
     WHEREAS, Section 8.11 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor trustee;
     WHEREAS, the Company desires to appoint Successor Trustee as Trustee, Paying Agent and Security Registrar to succeed Resigning Trustee in such capacities under the Indenture;
     WHEREAS, Successor Trustee having its principal corporate trust office at 10161 Centurion Parkway North, Jacksonville, Florida 32256, has declared that it is qualified and eligible to serve as successor Trustee, Paying Agent and Security Registrar under the provisions of Sections 8.08 and 8.09 of the Indenture and is willing to accept such appointment as successor Trustee, Paying Agent and Security Registrar under the Indenture; and

     WHEREAS, the Company has been authorized, by order of the Board of Directors to appoint The Bank of New York Mellon Trust Company, N.A. as successor Trustee, Paying Agent and Security Registrar under the Indenture and to execute and deliver this Instrument and to perform the acts to be performed by it as contemplated hereby.
     NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

RESIGNING TRUSTEE
     1.1 Pursuant to Section 8.10 of the Indenture, Resigning Trustee hereby notifies the Company that Resigning Trustee is hereby resigning as Trustee, Paying Agent and Security Registrar under the Indenture. The resignation of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Indenture shall become effective pursuant to Section 8.10 of the Indenture on the Effective Date (as defined in Section 5.2 hereof) following the execution, acknowledgement and delivery of a counterpart of this Instrument to the Company and to Resigning Trustee by Successor Trustee.
     1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:
          (a) To Resigning Trustee’s knowledge, there is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee, Paying Agent or Security Registrar under the Indenture;
          (b) This Instrument has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation; and
          (c) To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would constitute, an Event of Default under Section 7.01 of the Indenture.
     1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, duties, obligations, immunities and trusts of the Trustee under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, duties, obligations, immunities and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Security Registrar.

THE COMPANY
     2.1 The Company hereby accepts the resignation of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Indenture.
     2.2 The Company, pursuant to Section 8.10 of the Indenture, hereby appoints Successor Trustee as Trustee, Paying Agent and Security Registrar under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties, obligations, immunities and trusts of Resigning Trustee under the Indenture, and as an office or agency where notices and demands to or upon the Company in respect of the Securities or the Indenture may be served, and for any and all other functions or duties as Trustee or such office or agency under the Indenture, all with like effect as if originally named as Trustee, Paying Agent and Security Registrar and such office under the Indenture, such appointment to take effect pursuant to Section 8.11 of the Indenture on the Effective Date following the execution, acknowledgement and delivery of a counterpart of this Instrument to the Company and to Resigning Trustee by the Successor Trustee.
     2.3 The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:
          (a) The Company is a corporation validly incorporated and existing pursuant to the laws of the State of Delaware;
          (b) The Indenture was validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company;
          (c) The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture;
          (d) To the best of the Company’s knowledge, no event has occurred and is continuing which is, or after notice or lapse of time would constitute, an Event of Default under Section 7.01 of the Indenture;
          (e) There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture;
          (f) This Instrument has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation; and
          (g) All conditions precedent relating to the appointment of The Bank of New York Mellon Trust Company, N.A. as successor Trustee, Paying Agent and Security Registrar under the Indenture have been complied with by the Company.

SUCCESSOR TRUSTEE
     3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:
          (a) Successor Trustee is qualified under the provisions of Section 8.08 and is eligible under the provisions of Section 8.09 of the Indenture to act as Trustee under the Indenture.
          (b) This Instrument has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation.
     3.2 Successor Trustee hereby accepts its appointment as successor Trustee, Paying Agent and Security Registrar under the Indenture and accepts the rights, powers, duties, obligations, immunities and trusts of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Indenture, and as an office or agency where notices and demands to or upon the Company in respect of the Securities or the Indenture may be served, and for any and all other functions or duties as Trustee or such office or agency under the Indenture, upon the terms and conditions set forth therein, and agrees to perform and exercise said rights, powers, duties, obligations, immunities and trusts upon such terms and conditions, with like effect as if originally named as Trustee, Paying Agent and Security Registrar under the Indenture.
     3.3 References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at 10161 Centurion Parkway North, Jacksonville, Florida 32256. For purposes of Section 5.02 of the Indenture, the Successor Trustee maintains an affiliate agency in the Borough of Manhattan, the City and State of New York, located at 101 Barclay Street, Floor 8W, New York, New York 10286.

NOTIFICATION TO DTC
Successor Trustee and Resigning Trustee, at their expense, will provide the Depository Trust Company with any notices as and when required by Rule 17Ad-16 of the Securities Exchange Act of 1934, as amended.

MISCELLANEOUS
     5.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     5.2 This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on June 3, 2009 (the “Effective Date”).
     5.3 Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee under Section 8.06 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 8.06 of the Indenture. The Company acknowledges its obligation as set forth in Section 8.06 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability and expense incurred without negligence or bad faith on the part of the Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof to the extent set forth in Section 8.06 of the Indenture).
     5.4 This Instrument shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in said State.
     5.5 This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     5.6 Any notice, demand, request, or agreement in writing authorized by the Indenture or herein to be given to The Bank of New York Mellon Trust Company, N.A. as Successor Trustee, Paying Agent and Security Registrar under the Indenture shall be sufficiently given for all purposes, if delivered or mailed to 10161 Centurion Parkway North, Jacksonville, Florida 32256.
     5.7 The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed and acknowledged counterpart of this Instrument and the effectiveness thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation of Trustee, Appointment and Acceptance of Successor Trustee to be duly executed and acknowledged and duly attested all as of the day and year first above written.

Attest:
/s/ Dorothy L. Bush
Name:	Dorothy L. Bush
Title:	Executive Assistant

HARRIS CORPORATION
By:	/s/ Charles J. Greene
	Name:	Charles J. Greene
	Title:	Vice President, Tax and Treasurer

Attest:
/s/ Geovanni Barris
Name:	Geovanni Barris
Title:	Vice President

THE BANK OF NEW YORK MELLON, as Resigning Trustee, Paying Agent and Security Registrar
By:	/s/ Rafael E. Miranda
	Name:	Rafael E. Miranda
	Title:	Vice President

Attest:
/s/ Christie Leppert
Name:	Christie Leppert
Title:	Assistant Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Successor Trustee, Paying Agent and Security Registrar
By:	/s/ Geraldine Creswell
	Name:	Geraldine Creswell
	Title:	Assistant Treasurer

)
STATE OF FLORIDA	: ss:
COUNTY OF BREVARD	)
On the 2nd day of June, 2009, before me personally came Charles J. Greene to me known, who, being by me duly sworn, did depose and say that he resides in Melbourne, Florida; that he is Vice President, Tax and Treasurer of HARRIS CORPORATION, one of the corporations described in and which executed the above instrument; and that he signed his name by the authority of the Board of Directors of said corporation.

/s/ Cathleen F. Frazier
Notary Public

Notary Public–State of Florida Cathleen F. Frazier Commission #00758605 Expires: Feb. 13, 2012

)
STATE OF NEW YORK	: ss:
COUNTY OF QUEENS	)
On the 2nd day of June, 2009, before me personally came Rafael E. Miranda to me known, who, being by me duly sworn, did depose and say that he resides in New York, New York; that he is Vice President of THE BANK OF NEW YORK MELLON, one of the corporations described in and which executed the above instrument; and that he signed his name by the authority of the Board of Directors of said corporation.

/s/ Carlos R. Luciano
Notary Public

Carlos R. Luciano
Notary Public, State of New York No. 41-4765897 Qualified in Queens County Commission Expires April 30, 2010

)
STATE OF FLORIDA	: ss:
COUNTY OF DUVAL	)
On the 2nd day of June, 2009, before me personally came Geraldine Creswell to me known, who, being by me duly sworn, did depose and say that she resides in Jacksonville, Florida; that she is Assistant Treasurer of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., one of the corporations described in and which executed the above instrument; and that she signed her name by the authority of the Board of Directors of said corporation.

/s/ Lillie C. Mariano
Notary Public

Notary Public State of Florida Lillie C. Mariano My Commission 00805384 Expires 09/29/2012